Exhibit 10.13

CONFIDENTIAL

October 2, 2026

BirchBioMed Inc.

130 Kingcross Drive

Canada L7B 1E6

905-833-3414

Dear Mr. Miller,

This agreement (the “Agreement”) constitutes the agreement between BirchBioMed, Inc., corporation created and existing under the laws of the Province of British Columbia (the “Company”), and Maxim Group, LLC (“Maxim” or the “Lead Manager”), that Maxim shall serve as the exclusive lead placement agent for the Company, on a “reasonable best efforts” basis (a “Placement”), in connection with the proposed offerings of securities (the “Securities”) of the Company. The terms of such Placement and the Securities shall be mutually agreed upon by the Company and the Lead Manager and, if a direct placement, the purchasers (each, a “Purchaser” and collectively, the “Purchasers”) and nothing herein grants Maxim the power or authority to bind the Company or any Purchaser or creates an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement shall be collectively referred to herein as the “Transaction Documents.” The date of the closing of the Placement shall be referred to herein as the “Closing Date.” The Company expressly acknowledges and agrees that Maxim’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by Maxim to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Maxim with respect to securing any other financing on behalf of the Company. Maxim may, with the prior written consent of the Company, retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement.

The sale of Securities to any Purchaser will be evidenced by a purchase agreement (“Purchase Agreement”) and pre-paid purchase (“Pre-Paid Purchase”) between the Company and such Purchaser, if required by the Purchaser, in a form reasonably satisfactory to the Company and Maxim. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be reasonably available to answer inquiries from prospective Purchasers.

Notwithstanding anything herein to the contrary, in the event that Maxim determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including, but not limited to, FINRA Rule 5110, then the Company shall agree to amend this Agreement in writing upon the request of Maxim to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 2

SECTION 1. Compensation and other Fees.

As compensation for the services provided by Maxim hereunder, the Company agrees to pay to Maxim the fees set forth below with respect to the Placement:

(i)	A cash fee payable within twelve (12) months of the initial closing of the Placement of a Pre-Paid Purchase equal to seven percent (7%) of the aggregate gross proceeds raised in the Placement of a Pre-paid Purchase (the “Cash Fee”) from the sale of Securities; provided, however, that the Company will use 20% of the net proceeds it receives from the sale of its equity securities to parties other than the executive officers, directors, employees, or consultants of the Company during the twelve (12) month period following the initial closing of the Placement of a Pre-Paid Purchase to pay the remaining Cash Fee owed to Maxim, with any remaining Cash Fee owed to Maxim pursuant hereto being payable on the first anniversary of the initial closing of the Placement of a Pre-Paid Purchase;

(ii)	Subject to compliance with FINRA Rule 5110(f)(2)(D), the Company also agrees, in case of a Closing of the Placement, to reimburse the Lead Manager for all reasonable and documented out-of-pocket expenses actually incurred, including travel expenses, in an amount not to exceed an aggregate of $5,000, subject to the Company’s receipt of invoices and supporting documentation reasonably acceptable to the Company. Legal fees shall be reimbursed separately for reasonable and documented fees and disbursements of Maxim’s legal counsel actually incurred in connection with the Placement, not to exceed $15,000 without prior written approval of the Company. The Company will reimburse Lead Manager directly upon the Closing of the Placement from the gross proceeds raised in the Placement.

SECTION 2. RESERVED.

SECTION 3. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Maxim as of the date hereof and as of the Closing Date that:

(a)	The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally.

(c)	The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or violate any provision of the Company’s certificate of incorporation or articles, (ii) violate any applicable law, or (iii) result in a material breach of any material agreement to which the Company is a party.

SECTION 4. FINRA Affiliations. There are no affiliations with any FINRA member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5%) or greater stockholder of the Company, except as set forth in the Company’s public filings under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission (the “SEC Filings”).

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 3

SECTION 5. REPRESENTATIONS OF MAXIM. Maxim represents and warrants that it is (i) a member in good standing of FINRA, (ii) registered as a broker/dealer under the Securities Exchange Act of 1934 (the “Exchange Act”), and (iii) licensed as a broker/dealer under the laws of the States applicable to the offers and sales of Securities by Maxim. Maxim will immediately notify the Company in writing of any change in its status as such. Maxim covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law. Except as required by law or as contemplated by this agreement, Maxim will keep confidential all material nonpublic information, including information regarding the Placement contemplated hereunder, provided to it by the Company or its affiliates or advisors and use such information only for the purposes contemplated herein.

SECTION 6. INDEMNIFICATION. The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

SECTION 7. ENGAGEMENT TERM.

(a)	Maxim’s engagement hereunder shall continue in accordance with the engagement letter, dated October 7, 2025, between the Company and Maxim (the “Engagement Letter”). Either the Company or Maxim may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the other party following the nine (9) month anniversary of the Engagement Letter. Notwithstanding the foregoing, the Company may terminate this Agreement immediately upon written notice to Maxim for Cause. For purposes of this Agreement, “Cause” shall mean (i) gross negligence or willful misconduct by Maxim in the performance of its obligations hereunder, (ii) an uncured material breach of this Agreement by Maxim of which the Company has provided Maxim with written notice and at least ten (10) business days’ opportunity to cure, or (iii) Maxim ceasing to be registered as a broker-dealer or ceasing to be a member in good standing of FINRA.”

(b)	If, within six (6) months following a termination of this Agreement (other than a termination by the Company for Cause), the Company completes any Financing (as defined in the Engagement Letter) or Go Public Transaction (as defined in the Engagement Letter) with any investor that was introduced, directly or indirectly, by Maxim, or who was contacted by Maxim on behalf of the Company in connection with its services (each, an “Introduced Investor”), then the Company will pay Maxim upon the closing of such Financing the compensation set forth in Section 1 herein. For the avoidance of doubt, no tail fee shall be payable with respect to any investor listed on Exhibit C to the Engagement Letter, which may be updated upon mutual agreement of the Company and Maxim from time-to-time.

(c)	Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company’s obligations to pay fees and reimburse expenses earned or due prior to the termination of the Agreement contained herein and the Company’s obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement. Maxim agrees not to use any confidential information concerning the Company provided to Maxim by the Company for any purposes other than those contemplated under this Agreement.

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 4

SECTION 8. RIGHT OF FIRST REFUSAL. The Company hereby grants Maxim the right of first refusal for a period of twelve (12) months after the consummation of a Go-Public Transaction (as defined in the Engagement Letter) to act as the lead underwriter and book running manager, lead placement agent or sales agent, or lead advisor, as applicable, for any public offering of equity or equity-linked securities for the Company (the “Subsequent Offering”), upon such terms as the parties may mutually agree”“. Such offer shall be made in writing in order to be effective. The Company shall provide Maxim with written notice of no less than three (3) business days following its election to engage in a Subsequent Offering, which notice shall describe the proposed terms and conditions of such Subsequent Offering. Maxim shall notify the Company within thirty (30) business days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Maxim should decline such retention or fail to respond within such thirty (30) business day period, the Company shall have no further obligations to Maxim with respect to such Subsequent Offering. This right of first refusal shall not apply if the Company has terminated this Agreement or the Engagement Letter for Cause. The Company shall not offer to retain any other investment banking firm in connection with any such offering or Financing, on terms more favorable than those discussed with Maxim without offering to retain Maxim on such more favorable terms.

SECTION 9. LEAD MANAGER INFORMATION. The Company agrees that any information or advice rendered by Maxim in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without Maxim’s prior written consent.

SECTION 10. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that Maxim is and shall not be construed to be a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of Maxim hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit or affect any duties or obligations that Maxim may have under applicable securities laws or FINRA rules.

SECTION 11. CLOSING. The obligations of Maxim hereunder and the closing of the sale of the Securities are subject to the satisfaction (or waiver by Maxim) of the following conditions on the Closing Date:

(A) The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Closing Date.

(B) Reserved.

(C) Since the date of the latest audited financial statements of the Company included in the SEC Filings, there shall not have been any Material Adverse Effect (as defined below). “Material Adverse Effect” means any change, event, circumstance or effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, event, circumstance or effect arising from (i) general economic or political conditions, (ii) conditions generally affecting the industry in which the Company operates, (iii) changes in applicable laws or accounting standards, (iv) the announcement or pendency of the transactions contemplated hereby, or (v) any matter disclosed in the SEC Filings.

(D) The common stock of the Company is registered under the Exchange Act.

(E) No order, statute, rule or regulation shall have been enacted or issued by any governmental authority which prohibits the consummation of the transactions contemplated hereby.

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 5

(F) The Company shall have prepared and filed with the Commission a Current Report on Form 8-K with respect to the Placement.

(G) The Company shall have entered into Purchase Agreements with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations and warranties of the Company as agreed between the Company and the Purchasers.

SECTION 12. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 13. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, except for the Engagement Letter; provided, however, that in the event of any conflict between the terms of this Agreement and the terms of the Engagement Letter, this Agreement shall control. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by Maxim and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery and/or exercise of the Securities, as applicable. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a “.pdf” format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 6

SECTION 14. CONFIDENTIALITY. Maxim (i) will keep the Confidential Information (as such term is defined below) confidential and will not (except as required by applicable law or stock exchange requirement, regulation or legal process), without the Company’s prior written consent, disclose to any person any Confidential Information, and (ii) will not use any Confidential Information other than in connection with its evaluation of the Placement. Maxim further agrees to disclose the Confidential Information only to its Representatives who need to know the Confidential Information for the purpose of evaluating the Placement, and who are informed by Maxim of the confidential nature of the Confidential Information. The term “Confidential Information” shall mean, all confidential, proprietary and non-public information (whether written, oral or electronic communications) furnished by the Company to Maxim or its Representatives in connection with Maxim’s evaluation of the Placement. The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by Maxim or its Representatives in violation of this Agreement, (ii) is or becomes available to Maxim or any of its Representatives on a nonconfidential basis from a third-party, (iii) is known to Maxim or any of its Representatives prior to disclosure by the Company or any of its Representatives, (iv) is or has been independently developed by Maxim and/or the Representatives without use of any Confidential Information furnished to it by the Company, or (v) is required to be disclosed pursuant to applicable legal or regulatory authority.. The term “Representatives” shall mean a party’s directors, board committees, officers, employees, financial advisors, attorneys and accountants. This provision shall be in full force until the earlier of (a) the date that the Confidential Information ceases to be confidential and (b) two years from the date hereof.

SECTION 15. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

[Signature page follows]

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 7

We are excited about this equity offering and look forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing and returning the enclosed copy of this Agreement.

Very truly yours,

Maxim Group LLC

By:	/s/ Larry Glassberg
Name:	Larry Glassberg
Title:	Co-Head, Investment Banking

Address for notice:

300 Park Avenue
16th Floor
New York, NY 10022

Accepted and agreed to as of

the date first written above:

BIRCHBIOMED INC.

By:	/s/ Mark Miller
Name:	Mark Miller
Title:	Chief Executive Officer

Address for notice:

130 Kingcross Drive
Canada L7B 1E6
905-833-3414

With a copy to (which copy shall not constitute notice):

Harter Secrest & Emery LLP
Attn: Alex McClean
1300 Bausch & Lomb Place
Rochester, NY 14506

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 8

ADDENDUM

INDEMNIFICATION PROVISIONS

In connection with the engagement of Maxim Group LLC (“Maxim”) by BirchBioMed Inc. (the “Company”) pursuant to this Agreement, the Company hereby agrees as follows:

1.	To the extent permitted by law, the Company will indemnify Maxim and each of its affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses and liabilities (collectively, “Losses”), as the same are incurred (including the reasonable fees and expenses of one counsel), relating to or arising out of (i) any actual or alleged untrue statement of a material fact contained in any registration statement, prospectus, offering memorandum or other disclosure document used in connection with the Placement, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any breach by the Company of any representation, warranty or covenant contained in this Agreement, or (iii) any third-party claim arising out of or relating to the Placement; provided, however, that the Company shall not be liable under this indemnification provision to the extent that any such Losses are found in a final judgment (not subject to appeal) by a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of any Indemnified Party, (B) a material breach by Maxim of its obligations under this Agreement, or (C) any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by Maxim expressly for use in any such disclosure document.

2.	Promptly after receipt by any Indemnified Party of notice of any claim or the commencement of any action or proceeding with respect to which such Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company in writing of such claim or of the commencement of such action or proceeding; provided that the failure to provide such notice shall not relieve the Company of its indemnification obligations except to the extent the Company is actually and materially prejudiced thereby. The Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Indemnified Party and will pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, an Indemnified Party will be entitled to employ separate counsel (and the Company shall pay the reasonable fees and disbursements of such separate counsel) only if (i) the use of counsel chosen by the Company to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Company, or (iii) the Company shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof. In no event shall the Company be responsible for the fees or expenses of more than one separate counsel (in addition to local counsel) for all Indemnified Parties. The Company will have the exclusive right to settle any claim or proceeding, provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the applicable Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (x) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party, and (z) does not impose any restriction on the conduct of business by any Indemnified Party.

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 9

3.	The Company agrees to notify Maxim promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

4.	If for any reason the foregoing indemnity is unavailable to any Indemnified Party or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect (i) the relative benefits received by the Company, on the one hand, and Maxim, on the other hand, in connection with the Placement, and (ii) if the allocation provided by clause (i) above is not permitted by applicable law, not only the relative benefits but also the relative fault of the Company, on the one hand, and Maxim, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative benefits received by the Company and Maxim shall be deemed to be in the same proportion as (x) the total proceeds received by the Company in the Placement (net of fees paid to Maxim) bears to (y) the fees received by Maxim in connection with the Placement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the provisions hereof, in no event shall the aggregate amount contributed by all Indemnified Parties pursuant to this paragraph exceed the amount of fees actually received by Maxim under this Agreement (excluding any amounts received as reimbursement of expenses incurred by Maxim).

5.	Maxim agrees to indemnify and hold harmless the Company and its directors, officers, employees and controlling persons against all Losses, as the same are incurred (including the reasonable fees and expenses of one counsel), to the extent arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in any disclosure document used in connection with the Placement, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by Maxim expressly for use therein, (ii) any breach by Maxim of any representation, warranty or covenant contained in this Agreement, or (iii) any gross negligence, bad faith or willful misconduct of Maxim in connection with its services hereunder.

6.	These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement for a period of three (3) years following such termination (or, if later, until the final resolution of any claim asserted within such three-year period); provided that any claim for indemnification must be asserted within such three-year period.

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

BirchBioMed Inc. October 2, 2026 Page 10

Very truly yours,

Maxim Group, LLC

By:	/s/ Larry Glassberg
Name:	Larry Glassberg
Title:	Co-Head Investment Banking

Address for notice:

300 Park Avenue
16th Floor
New York, NY 10022

Accepted and Agreed to as of

the date first written above:

BIRCHBIOMED INC.

By:	/s/ Mark Miller
Name:	Mark Miller
Title:	Chief Executive Officer

Address for notice:

130 Kingcross Drive
Canada L7B 1E6
905-833-3414

With a copy to (which copy shall not constitute notice):

Harter Secrest & Emery LLP
Attn: Alex McClean
1300 Bausch & Lomb Place
Rochester, NY 14506

Members FINRA & SIPC 300 Park Avenue, 16th Floor * New York, NY 10022 * (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com